Exhibit 99.4


              [Sola International Inc. Letterhead]


       SOLA ACQUIRES AMERICAN OPTICAL OPHTHALMIC BUSINESS


     Menlo Park, California, June 19, 1996. Sola International Inc. (NYSE: SOL) today announced that the Company has consummated its acquisition of substantially all of the worldwide ophthalmic group of American Optical Corporation. Sola paid cash consideration of $107 million, together with the assumption of certain liabilities, subject to post closing adjustments.

     American Optical's ophthalmic lens division ("AO") , with headquarters in Southbridge, Massachusetts, is a leading manufacturer and worldwide distributor of a broad range of ophthalmic lenses used in prescription eyeware. AO has its principal operations in the United States, Mexico, the United Kingdom, France, Switzerland, Zimbabwe and Singapore, and had revenues of approximately $85.7 million and operating income of approximately $11.9 million during the twelve months ended March 31, 1996.

     "I am extremely pleased that we have consummated the AO acquisition," said John Heine, Chief Executive Officer of Sola. "The AO brand name is well known in many parts of the world, and AO's customer base and products complement our own in the value-added segment of the ophthalmic market. I am delighted to welcome AO's strong management team into the Sola family."

     The AO acquisition was funded primarily through borrowings under Sola's new credit agreement, which was entered into at the same time as the closing of the acquisition. The new credit agreement consists of a three-year $30 million term loan, a renewable three-year foreign currency $30 million revolving facility and a five-year U.S. dollar revolver of $120 million.

     Sola International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster growing plastic lens segment of the global lens market. The Company has manufacturing operations in ten countries and employs approximately 5,800 people worldwide.

     For further information, please contact: John Heine, President and Chief Executive Officer, 415-324-6868.


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